UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 8, 2021

SUPER MICRO COMPUTER, INC.
(Exact name of registrant specified in its charter)

Delaware	001-33383	77-0353939
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
980 Rock Avenue, San Jose, California 95131
(Address of principal executive offices, including Zip Code)
(408) 503-8000
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered or to be registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	SMCI	The NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

On November 8, 2021, Super Micro Computer Inc., Taiwan (the “Subsidiary”), a Taiwan corporation and wholly-owned subsidiary of Super Micro Computer, Inc. (the “Company”), entered into a Tripartite Agreement (the “Agreement”) with Ablecom Technology Inc. (“Ablecom”) and Compuware Technology, Inc. (“Compuware”) related to a three-way purchase of land. As disclosed under “Certain Relationships and Related Transactions and Director Independence” in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2021, each of Ablecom and Compuware are related parties to the Company as a result of certain relationships discussed therein.

Pursuant to the Agreement, the Subsidiary will participate in purchasing 33.33% of the 137,225.97 square meters (approximately 34 acres) of land Ablecom has agreed to acquire from third-party landowners in proximity to the Company’s campus in Bade, Taiwan. Compuware will acquire 17.21% of such land and Ablecom will retain the remaining 49.46% of the land. Under the Agreement, fees and costs related to such land purchase would be borne by the parties according to their proportionate share of the land purchased. The Company intends to fund its proportionate share of the land purchased under the Agreement which is estimated to be approximately NTD789 million (or approximately US$28.3 million) from either available cash and/or borrowings under loan agreements the Subsidiary has in Taiwan. Amounts payable related to the purchase of the land are due in three installments based upon the achievement of specified milestones. The transaction is subject to various customary conditions precedent, including the receipt of government approvals, the discharge of mortgages and leases on the land, and the completion of due diligence. If the transaction does not close within 12 months, Ablecom may offer the land to other parties.

The Company intends to utilize the land purchased under the Agreement to expand its facilities and operations in Taiwan.

The Agreement and the transactions contemplated thereby were reviewed and approved by the Audit Committee of the Company’s Board of Directors, which is comprised solely of independent directors, and subsequently reviewed and approved by the Board of Directors.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which is filed hereby as Exhibit 10.1, and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description

10.1	Tripartite Agreement dated as of November 8, 2021 between Ablecom Technology Inc., Super Micro Computer, Inc. Taiwan and Compuware Technology, Inc.
104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUPER MICRO COMPUTER, INC.

Date: November 12, 2021	By:	/s/ Charles Liang
President, Chief Executive Officer and Chairman of the Board